Exhibit 8(l)(1)

Amendment of Agreements (Delaware Confidential Information)

AMENDMENT OF AGREEMENTS

This amendment (the Amendment) to the agreements (individually, the “Agreement, collectively, the “Agreements) identified in Attachment A, attached hereto, is effective as of March 1, 2012.

1.	A new section, numbered consecutively, is added to each Agreement as follows:

Confidential Information.

Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party (ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers. No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order, provided that where legally permissible the disclosing party shall provide the owner with prompt notice thereof so that a protective order or other appropriate relief may be sought by the owner.

Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement. Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

Each party represents, warrants and agrees that it does, and throughout the term of this Agreement, it will comply with all applicable laws and regulations relating to personal information security, including, without limitation, the laws and regulations of the Commonwealth of Massachusetts.

The provisions found in this Section on Confidential Information will survive any expiration or termination of the Agreement.

2.	All other terms and provisions of the Agreements not amended herein shall remain in full force and effect.

In WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Arthur D. Woods
Name: Title:	Arthur D. Woods Vice President

DELAWARE VIP TRUST

By:	/s/ Patrick P. Coyne
Name: Title:	Patrick P. Coyne President

DELAWARE DISTRIBUTORS, L.P.

By:	/s/ Stephen J. Busch
Name: Title:	Stephen J. Busch Senior Vice President

DELAWARE MANAGEMENT COMPANY,

a series of Delaware Management Business Trust

By:	/s/ Patrick P. Coyne
Name: Title:	Patrick P. Coyne President

DELAWARE SERVICE COMPANY, INC.

By:	/s/ Stephen J. Busch
Name: Title:	Stephen J. Busch Senior Vice President

ATTACHMENT A

Insurance:

1. Participation Agreement among Merrill Lynch Life Insurance Company (now known as Transamerica Advisors Life Insurance Company), Delaware Group Premium Fund, and Delaware Distributors, LP, dated April 3, 2000.

2. Letter Agreement between Delaware Distributors, LP, and Merrill Lynch Life Insurance Company (now known as Transamerica Advisors Life Insurance Company), dated April 10, 2002.

3. Participation Agreement among ML Life Insurance Company of New York (now known as Transamerica Advisors Life Insurance Company of New York), Delaware Group Premium Fund, and Delaware Distributors, LP, dated April 3, 2000.

4. Letter Agreement between Delaware Distributors, LP, and ML Life Insurance Company of New York (now known as Transamerica Advisors Life Insurance Company of New York), dated April 10, 2002.

Retail:

5. Participation Agreement among Merrill Lynch Life Insurance Company (now known as Transamerica Advisors Life Insurance Company), Delaware Group Equity Fund III, and Delaware Distributors L.P., dated October 11, 2002.

6. Agreement between Merrill Lynch Life Insurance Company (now known as Transamerica Advisors Life Insurance Company), and Delaware Management Company, dated October 11, 2002.

7. Sub-Services Agreement between Merrill Lynch Life Insurance Company (now known as Transamerica Advisors Life Insurance Company), and Delaware Service Company, Inc., dated October 11, 2002.

8. Participation Agreement among ML Life Insurance Company of New York (now known as Transamerica Advisors Life Insurance Company of New York), Delaware Group Equity Fund III, and Delaware Distributors L.P., dated October 11, 2002.

9. Agreement between ML Life Insurance Company of New York (now known as Transamerica Advisors Life Insurance Company of New York), and Delaware Management Company, dated October 11, 2002.

10. Sub-Services Agreement between ML Life Insurance Company of New York (now known as Transamerica Advisors Life Insurance Company of New York), and Delaware Service Company, Inc., dated October 11, 2002.

11. Rule 22c-2 Customer Information Agreement between Merrill Lynch Life Insurance Company (now known as Transamerica Advisors Life Insurance Company), Delaware Distributors, L.P., and Delaware Service Company, Inc., dated April 5, 2007.

12. Rule 22c-2 Customer Information Agreement between ML Life Insurance Company of New York (now known as Transamerica Advisors Life Insurance Company of New York), Delaware Distributors, L.P., and Delaware Service Company, Inc., dated April 5, 2007.

13. Shareholder Services Agreement between Delaware Distributors, L.P., and Merrill Lynch Life Insurance Company (now known as Transamerica Advisors Life Insurance Company), dated December 28, 2007.

14. Shareholder Services Agreement between Delaware Distributors, L.P., and ML Life Insurance Company of New York (now known as Transamerica Advisors Life Insurance Company of New York), dated December 28, 2007.

15. All other Agreements not identified on this Attachment A, which are between or among the Delaware entities and the Transamerica entities who are parties to this Amendment.

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